Exhibit No. 21

                          JOURNAL COMMUNICATIONS, INC.
                         Subsidiaries of the Registrant

        The following list shows the subsidiaries of the Registrant, their respective states of incorporation and the percentage of voting securities of each subsidiary owned by its immediate parent. All companies listed have been included in the consolidated financial statements filed herewith.

                                                   Percent of Voting
                                                   Securities Owned
                                 State/Country     by Registrant or
        Subsidiary               of Incorporation  Immediate Parent

   Journal Sentinel Inc.         Wisconsin         100% by Registrant
   Journal Broadcast Group, Inc. Wisconsin         100% by Registrant
   NorthStar Print Group, Inc.   Wisconsin         100% by Registrant
   ADD, Inc.                     Wisconsin         100% by Registrant
   MRC Telecommunications, Inc.  Wisconsin         100% by Registrant
   NorLight, Inc.                Wisconsin         100% by MRC
   Telephone Associates
    Long Distance, Inc.          Wisconsin         100% by NorLight, Inc.
   Bemidji Long Distance, Inc.   Wisconsin         100% by NorLight, Inc.
   PrimeNet Marketing, Inc.      Minnesota         100% by Registrant
   Trumbull Printing, Inc.       Connecticut       100% by Registrant
   Imperial Printing Company     Michigan          100% by Registrant
   Hometown Publications, Inc.   Connecticut       100% by ADD, Inc.
   Label Products & Design, Inc. Wisconsin         100% by NorthStar Print
                                                    Group
   PPC Liquidations, Inc.        Wisconsin         100% by NorthStar Print
                                                    Group
   Mega Direct, Inc.             Wisconsin         100% by ADD, Inc.
   Auto Mart Publications, Inc.  Ohio              100% by ADD, Inc.
   Nordoc Software
    Services, S. A.              France             99% by Imperial Printing*
   __________________
   *    1% by other subsidiaries of the Registrant

        The Registrant has no controlling parent. Twelve million nine hundred and sixty thousand (12,960,000) shares, or ninety percent (90%), of the Registrant's issued common stock at December 31, 1995, are owned of record by the Journal Employees' Stock Trust. The right to vote these shares in most instances resides in the employees who hold units of beneficial interest in that trust. Accordingly, the Registrant is not controlled by the Journal Employes' Stock Trust and does not consider it to be a "parent" of the Registrant within the meaning of Regulation 12b-2. See Item 12 "Security Ownership of Certain Beneficial Owners and Management."